TEXTED MARKED BY [***] HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

Exhibit 10.1

EXECUTION VERSION

CLINICAL TRIAL RESEARCH AGREEMENT

This CLINICAL TRIAL RESEARCH AGREEMENT (this “AGREEMENT”) is entered into on August 20, 2018 (the “Effective Date”), by and between H. Lee Moffitt Cancer Center and Research Institute Hospital, Inc., with a primary location at 12902 Magnolia Drive, Tampa, FL 33612-9497, hereinafter called “INSTITUTION,” and Lixte Biotechnology Holdings, Inc., with its office and place of business at 248 Route 25A, No. 2, East Setauket, NY, hereinafter called “LIXTE.” (“INSTITUTION” and “LIXTE”, each referred to as a “Party” and together, “Parties”)

WHEREAS, INSTITUTION is dedicated to undertaking research for the purpose of discovering and making available to the public new and improved disease treatments;

WHEREAS, INSTITUTION desires to conduct a clinical research protocol which it has conceived and designed, with input from Lixte;

WHEREAS, the STUDY (defined below) contemplated by this Agreement is of mutual interest and benefit to INSTITUTION and LIXTE, and will further INSTITUTION’s instructional, basic science, clinical science and fundamental research objectives in a manner consistent with its status as a nonprofit educational and health care institution; and

WHEREAS, LIXTE, consistent with its commitment to clinical research, wishes to provide certain support to INSTITUTION on the terms and conditions described in this AGREEMENT.

PRINCIPAL INVESTIGATOR (named in Article 2 below) and INSTITUTION desire to study the safety and/or efficacy of LB-100 For Injection (the “STUDY DRUG”) for certain clinical trial research to be conducted during the term of and pursuant to the terms and conditions set forth in this Agreement, as further described herein (the “STUDY”). The Parties agree as follows:

1. Scope of Work

The STUDY to be performed under this AGREEMENT shall be performed in accordance with the terms of the final protocol, as developed by PRINCIPAL INVESTIGATOR, with input from Lixte, including as it may be amended in accordance with the terms of this AGREEMENT, entitled “A Ph1b/2 Study Evaluating the Safety and Efficacy of Intravenous LB-100 in Patients with Low or Intermediate-1 Risk Myelodysplastic Syndromes (MDS) who had Disease Progression or are Intolerant to Prior Therapy,” (the “PROTOCOL”) set forth in Exhibit A and incorporated into this AGREEMENT by reference. INSTITUTION certifies that, to its best knowledge, its facilities, resources and population are adequate to perform the STUDY contemplated by this AGREEMENT and the PROTOCOL. INSTITUTION and PRINCIPAL INVESTIGATOR (named in Article 2 below) agree that all aspects of the STUDY will be conducted in conformity with all applicable federal, state, local laws, regulations including CFR Title 21, Part 312, and the principles of good clinical practice as laid down by the ICH topic E6, Note for Guidance on Good Clinical Practice CPMP/ICH/135/95 (hereinafter referred to as “GCP”). INSTITUTION further agrees not to conduct any research activities with the STUDY DRUG which are contrary to the provisions of the PROTOCOL or outside the scope of the PROTOCOL. INSTITUTION shall be the legal sponsor of the PROTOCOL and the STUDY. PRINCIPAL INVESTIGATOR and INSTITUTION will undertake the STUDY and will fulfill the requisite sponsor duties and obligations in conducting the STUDY as defined in the Federal Regulations and Guidance Documents.

It is anticipated that (i) the STUDY shall commence promptly following the Effective Date, but in no event more than six (6) months from the Effective Date, and (ii) INSTITUTION and PRINCIPAL INVESTIGATOR shall use reasonable efforts to complete the STUDY within twenty-four (24) months of the Effective Date, but in no event more than thirty six (36) months after the Effective Date. The STUDY shall be deemed to have commenced when INSTITUTION enters the first patient on the clinical trial contemplated under the STUDY (the “STUDY COMMENCEMENT”; “COMMENCE THE STUDY” has the correlative meaning).

2. PRINCIPAL INVESTIGATOR

INSTITUTION’S principal investigator is Rami Komrokji, MD, (“PRINCIPAL INVESTIGATOR”). PRINCIPAL INVESTIGATOR will be responsible for the direction and supervision of all STUDY efforts in accordance with this AGREEMENT, including the organization and overall responsibility of any subsites, in accordance with applicable INSTITUTION policies, the PROTOCOL and this AGREEMENT and Federal Regulations. In the event that the PRINCIPAL INVESTIGATOR who signs either the Protocol and/or this AGREEMENT leaves or is removed from the INSTITUTION, then INSTITUTION shall, within thirty (30) days of such departure by PRINCIPAL INVESTIGATOR, provide written notice of such event to LIXTE. Any successor to PRINCIPAL INVESTIGATOR must be approved, in writing, by LIXTE and such successor shall be required to agree to all the terms and conditions of the PROTOCOL and this AGREEMENT and to sign each such document as evidence of such agreement (although failure to so sign will not relieve such successor from abiding with all the terms and conditions of the Protocol and this AGREEMENT).

INSTITUTION represents and certifies that it will not knowingly use in any capacity, in connection with any services to be performed under this AGREEMENT, any individual who has been debarred pursuant to the Federal Food, Drug and Cosmetic Act, or excluded from a federal healthcare program.

INSTITUTION and/or PRINCIPAL INVESTIGATOR agrees to immediately inform LIXTE in writing if any person who is performing services hereunder is debarred or if any action, suit, claim, investigation or legal or administrative proceeding is pending, or, to the best of INSTITUTION’S knowledge, is threatened, relating to the debarment of INSTITUTION or any person performing services hereunder. INSTITUTION acknowledges that no action, suit, claim, investigation or legal or administrative proceeding is pending or threatened relating to PRINCIPAL INVESTIGATOR’S debarment and PRINCIPAL INVESTIGATOR will inform LIXTE in writing promptly, but in no event within more than two (2) days, if any such action, suit, claim, investigation or legal or administrative proceeding is threatened or commenced for PRINCIPAL INVESTIGATOR’S debarment.

2

3. Inspection Rights

It is agreed that LIXTE or others designated by LIXTE may, at mutually agreeable times and with prior written notice, during normal business hours prior to the STUDY COMMENCEMENT, during the STUDY and for a reasonable time after completion or early termination of the STUDY (not to exceed three (3) years), arrange with PRINCIPAL INVESTIGATOR or his/her designee:

(i)	to examine and inspect qualifications of the staff and INSTITUTION facilities required for performance of the STUDY according to GCP requirements (to the extent the GCP requirements are adopted by the United States Food and Drug Administration (“FDA”));

(ii)	to inspect and make copies of all data and supporting study documentation as defined in E6(R2) Good Clinical Practice: Integrated Addendum to ICH E6(R1)(FDA Guidance for Industry March 2018) necessary for LIXTE to confirm that the STUDY is being conducted in conformance with the PROTOCOL and this AGREEMENT, and in compliance with all applicable legal and regulatory requirements, including without limitation, any applicable requirements of the FDA; and if at any time (whether or not in connection with an inspection) LIXTE identifies any deficiencies with respect to the foregoing, the INSTITUTION will address these deficiencies with appropriate corrective action and development and implementation of a prevention plan.

(iii)	LIXTE agrees to not use any monitor or auditor to inspect or audit INSTITUTION if such person is, to the best of its knowledge, a former employee of INSTITUTION. All monitoring and audits will be conducted in accordance with INSTITUTION’s policies and procedures regarding access to its facilities and information systems. LIXTE will not, for the period of this AGREEMENT and for two (2) years thereafter, directly or indirectly solicit for employment any person who participated in the STUDY and at the time of such solicitation is employed or retained by INSTITUTION without the prior written consent of INSTITUTION.

3

4. Clinical Trial Approvals

A. LIXTE shall be responsible for the following:

(i)	IND Lixte will hold the IND and file the protocol with sample informed consent to the FDA including the signed FDA Form1572.

B. INSTITUTION shall be responsible for obtaining the following:

(i)	approval of the Protocol, any informed consent relating to the STUDY and advertisement, if any, pertaining to the enrollment of subjects in the STUDY by the appropriate Institutional Review Board (“IRB”) prior to beginning the STUDY on human subjects;

(ii)	an informed consent which complies with all applicable federal, state, and local laws and regulations signed by each human subject prior to the subject’s participating in the STUDY; and PRINCIPAL INVESTIGATOR will not represent in the informed consent or elsewhere that LIXTE is the STUDY sponsor; and

(iii)	informed consent shall provide subject consent to allow PRINCIPAL INVESTIGATOR to disclose personal health information to LIXTE and its representatives who will use such information to evaluate the STUDY DRUG. Subject’s information may also be shared with the FDA and with health authorities in other countries.

(iii)	All other essential documents and recordkeeping requirements as defined under GCPs.

B. In the event the IRB requires changes in the Protocol or informed consent, LIXTE shall be advised in advance of and shall have the right to approve all modifications to the Protocol and informed consent. INSTITUTION and PRINCIPAL INVESTIGATOR shall not modify the STUDY described in the PROTOCOL once finalized and after approval by the IRB without the prior written approval of LIXTE; provided, however, that PRINCIPAL INVESTIGATOR shall be permitted to deviate from the Protocol if necessary to address concerns for the safety, health or welfare of the Study subjects, provided that PRINCIPAL INVESTIGATOR shall provide prompt notice of same to LIXTE.

C. The PRINCIPAL INVESTIGATOR and INSTITUTION shall ensure that IRB approval shall be maintained current at all times and in the event that the STUDY continues beyond the period of the initial IRB approval, shall ensure that appropriate periodic IRB re-approval is obtained without lapse in approval status.

D. In the event that IRB approval lapses, becomes suspended, or is withdrawn, PRINCIPAL INVESTIGATOR or INSTITUTION shall notify LIXTE within 24 hours of that event and IRB’s reasons for approval lapse, suspension or withdrawal.

4

5. Term of Agreement

The term of this AGREEMENT shall be five (5) years from the execution of this AGREEMENT, unless early terminated pursuant to Section 6 below. The obligations set forth in Sections 9, 10 and 12, to the extent applicable, shall extend for a period of five (5) years after termination of this AGREEMENT.

6. Termination

A. LIXTE may terminate this AGREEMENT by giving thirty (30) days written notice to the other party. In the event thirty (30) days is determined by either party to be insufficient notice based upon evaluation of risks to enrolled research subject(s) then receiving the STUDY DRUG, the parties will cooperate to safely withdraw subjects from drug treatment over a mutually agreeable period of time but in no event shall LIXTE’s obligation to supply STUDY DRUG hereunder extend beyond a reasonable period. Notwithstanding the foregoing, in the event LIXTE or INSTITUTION (1) believes that immediate termination is necessary due to an evaluation of risks to enrolled research subject(s), or (2) is informed that approval to conduct the Study has been withdrawn by the FDA, IRB or other applicable regulatory authority, LIXTE or INSTITUTION, as applicable, may terminate this AGREEMENT immediately.

B. Notwithstanding any other provision hereof, either party shall be entitled to terminate this AGREEMENT for any Material Breach. A Material Breach by INSTITUTION shall be defined as:

(i)	INSTITUTION fails to COMMENCE THE STUDY within six (6) months after the Effective Date or fails to complete the STUDY within thirty six (36) months after the Effective Date.

(ii)	INSTITUTION’S failure to comply with its obligations, responsibilities and the terms and conditions of this AGREEMENT and the Protocol;

(iii)	INSTITUTION’S failure to comply with: (a) its obligations for keeping LIXTE informed of all necessary and relevant information in connection with the Protocol; (b) any applicable law, rule or regulation relevant to the STUDY; or (c) the Protocol regarding the work to be performed under this AGREEMENT.

C. In the event of any termination:

(i)	INSTITUTION shall return to LIXTE, at LIXTE’s expense, all unused materials, including but not limited to, STUDY DRUG and clinical supplies (unless written authorization to retain or destroy them is given by LIXTE in which case INSTITUTION shall comply with the applicable provisions of Article 11 hereof);

5

(ii)	the parties agree that (a) LIXTE will make all payments due hereunder to INSTITUTION for work actually performed in accordance with the Protocol as of the date of notice of termination, and (b) LIXTE will pay for any non-cancelable costs (as defined in Exhibit B) incurred, except where the termination is for INSTITUTION’s material breach, in which case INSTITUTION shall waive any payment for non-cancelable costs and shall pay for all costs associated with the breach, and;

(iii)	PRINCIPAL INVESTIGATOR shall return to LIXTE, at LIXTE’s expense, all CONFIDENTIAL INFORMATION (as defined in Article 9 hereof) owned or controlled by LIXTE and in the possession of INSTITUTION.

D. The termination of this AGREEMENT shall not relieve either party of its obligation to the other in respect of:

(i)	retaining in confidence all CONFIDENTIAL INFORMATION (as defined in Article 9 hereof) ;

(ii)	complying with record keeping and reporting obligations (under Article 7 hereof);

(iii)	complying with any publication obligations (under Article 10 hereof) and obtaining any written approval and consents for any publicity and promotional purposes (under Article 18 hereof);

(iv)	complying with obligations relating to clinical supplies (under Article 11 hereof);

(v)	indemnification and insurance obligations (under Article 12 hereof); and

(vi)	inspection rights (under Article 3 hereof);

all of which obligations are binding on the appropriate party and shall remain in full force and effect as set forth in this AGREEMENT.

E. INSTITUTION shall not disclose to LIXTE or induce LIXTE to use any secret or confidential information or material belonging to others, or without prior notice to LIXTE, use in the STUDY any proprietary compounds or materials of any third party, including other sponsors of other clinical trials.

7. Records and Reports

A. PRINCIPAL INVESTIGATOR and INSTITUTION shall have the following record keeping and reporting obligations:

(i)	preparation and maintenance of complete, accurately written records, accounts, notes, reports, STUDY files and data (Case Report Forms/Electronic Data Capture) relating to the STUDY under this AGREEMENT; and

6

(ii)	conduct of the STUDY and maintenance of records and data during and after the term or early termination of this AGREEMENT in compliance with all applicable legal and regulatory requirements, including without limitation, any applicable requirements of the FDA.

(iii)	Preparation and submission of periodic progress reports as requested by LIXTE which will include the following (but is not limited to):
(a) Enrollment summaries,
(b) Enrollment forecasting for drug supply management,
(c) Final study report or acceptable equivalent according to specified content within a reasonable time after completion of the STUDY but in no event longer than three (3) months after completion of the STUDY.
(d) Electronic copy of the final data set used in support of the final study report in SAS or other usable data format (non-PDF) suitable for inclusion in future regulatory submissions.

(iv)	PRINCIPAL INVESTIGATOR and/or INSTITUTION shall be the responsible party as defined in Section §801 of the Food and Drug Administration Amendments Act of 2007. PRINCIPAL INVESTIGATOR and/or INSTITUTION, as the responsible party, shall submit the required clinical trial information to the Director of the National Institutes of Health (NIH) for inclusion in the registry and results database via Clinicaltrials.gov within twenty-one (21) days after the first patient is enrolled in this clinical investigation.

B. INSTITUTION and PRINCIPAL INVESTIGATOR further agree to report adverse events, including Expedited Alert Reports to LIXTE and to relevant regulatory agencies, in compliance with all applicable legal and regulatory requirements and in fulfillment of the requisite duties and obligations in conducting the STUDY.

C. PRINCIPAL INVESTIGATOR shall notify INSTITUTION, and LIXTE within one (1) working day after learning of any defect or possible defect associated with the STUDY DRUG provided by LIXTE.

8. Funding

The IND will be filed in the name of, and be owned by, LIXTE. LIXTE will provide funding for up to forty-seven (47) patients at the rate specified in the Budget which is attached as Exhibit B and which is incorporated into this AGREEMENT by reference. The Parties acknowledge that the actual costs of the STUDY may exceed the amounts specified in the Budget and that LIXTE shall have no obligation to pay any amount in excess of those specified in the Exhibit B as payable by LIXTE.

7

9. CONFIDENTIAL INFORMATION

A. During and for a period of five (5) years after the term or early termination of this AGREEMENT, INSTITUTION and PRINCIPAL INVESTIGATOR shall retain in confidence all test articles and proprietary data and/or information obtained from LIXTE, including, but not limited to, the investigator’s brochure and any other information or material disclosed under secrecy agreements previously entered into between the parties (“CONFIDENTIAL INFORMATION”). This restriction shall not apply to CONFIDENTIAL INFORMATION:

(i)	which is or becomes public knowledge (through no fault of INSTITUTION or PRINCIPAL INVESTIGATOR); or

(ii)	which is lawfully made available to INSTITUTION or PRINCIPAL INVESTIGATOR by an independent third party owing no obligation of confidentiality to LIXTE with regard thereto (and such lawful right can be properly demonstrated by INSTITUTION or PRINCIPAL INVESTIGATOR); or

(iii)	which is already in INSTITUTION’S or PRINCIPAL INVESTIGATOR’S possession at the time of receipt from LIXTE (and such prior possession can be properly demonstrated by INSTITUTION or PRINCIPAL INVESTIGATOR); or

(v)	which is independently developed by INSTITUTION or PRINCIPAL INVESTIGATOR (and such independent development can be properly demonstrated by INSTITUTION or PRINCIPAL INVESTIGATOR);

(vi)	which is approved for release through prior written authorization of LIXTE;

(vii)	which is published in accordance with the express terms of Section 10(B) this AGREEMENT; or

(v)	which is required by law, regulation, rule, act or order of any governmental authority or agency to be disclosed by INSTITUTION.

B. To permit LIXTE an opportunity to intervene by seeking a protective order or other similar order, in order to limit or prevent disclosures of CONFIDENTIAL INFORMATION, INSTITUTION or PRINCIPAL INVESTIGATOR shall promptly notify LIXTE, in writing, if it is requested by a court order, a governmental agency, or any other entity to disclose CONFIDENTIAL INFORMATION in INSTITUTION’S or PRINCIPAL INVESTIGATOR’S possession and thereafter INSTITUTION or PRINCIPAL INVESTIGATOR shall disclose only the minimum CONFIDENTIAL INFORMATION required to be disclosed in order to comply, whether or not a protective order or other similar order is obtained by LIXTE.

8

C. Subject to applicable federal, state or local legal and regulatory requirements, INSTITUTION and PRINCIPAL INVESTIGATOR agree to promptly return to LIXTE, upon its request and at its expense, and only if legally permissible, all CONFIDENTIAL INFORMATION obtained from LIXTE or belonging to LIXTE pursuant to this AGREEMENT; provided, however, that INSTITUTION may retain one copy of CONFIDENTIAL INFORMATION in a secure location for purposes of identifying INSTITUTION’S obligations under these confidentiality provisions.

D. INSTITUTION and PRINCIPAL INVESTIGATOR shall limit disclosure of CONFIDENTIAL INFORMATION received hereunder to only those of its representatives, agents, officers and employees (collectively, “AGENTS”) who are directly involved with the STUDY and only on a need to know basis. INSTITUTION shall advise its AGENTS upon disclosure to them of any CONFIDENTIAL INFORMATION of the proprietary nature thereof and the terms and conditions of this AGREEMENT and shall use all reasonable safeguards to prevent unauthorized disclosure by such AGENTS. INSTITUTION shall be responsible for any breach of these confidentiality provisions by its AGENTS.

E. INSTITUTION acknowledges and expressly agrees that any disclosure of CONFIDENTIAL INFORMATION in violation of this AGREEMENT may be detrimental to LIXTE’s business and cause it irreparable harm and damage. In accordance with applicable law and in addition to any other rights and remedies provided herein, LIXTE shall be entitled to seek equitable relief by way of injunction or otherwise.

F. Information regarding INSTITUTION’s business practices (i.e., health care delivery practices, utilization data, membership or other health plan information) (“INSTITUTION CONFIDENTIAL INFORMATION”), the PROTOCOL, data and patient medical records unrelated to the STUDY (originating at the INSTITUTION) from which the data for the STUDY is collected shall be deemed INSTITUTION Confidential Information and shall continue to be the sole and exclusive property of INSTITUTION. LIXTE agrees to treat INSTITUTION Confidential Information in the same confidential manner and subject to the same use and disclosure limitations to which INSTITUTION and PRINCIPAL INVESTIGATOR are subject with respect to LIXTE’s Confidential Information.

10. Data, Publications and Other Rights

a. Without limiting LIXTE’s rights in LIXTE CONFIDENTIAL INFORMATION provided by LIXTE to INSTITUTION hereunder (which shall at all times remain the exclusive property of LIXTE), LIXTE agrees that all new research data and results generated solely by INSTITUTION during the course of the STUDY (the “RESULTS”) shall be the sole and exclusive property of INSTITUTION; provided, however, that LIXTE (i) shall be provided access to all RESULTS, and is hereby granted a non-exclusive, irrevocable, perpetual, transferable and sublicensable license to use the RESULTS for any lawful purpose, and (ii) shall have the right to access and use SAMPLES (as defined in Article 15 herein) for any purpose permitted by the informed consent and/or this Agreement. For the avoidance of doubt, the term “RESULTS” does not include any CONFIDENTIAL INFORMATION or intellectual property rights of LIXTE.

9

b. In recognition of the importance of disseminating information relating to any novel or important observations or results arising from the STUDY and understanding that such need must be balanced with LIXTE’s obligations to maintain control over CONFIDENTIAL INFORMATION as well as to comply with appropriate rules and regulations of the FDA, and for LIXTE’S to exercise its rights in intellectual property and to file patent applications, as set forth herein and in the Exclusive License Agreement (defined below), the parties hereby agree to the following:

i.	Subject to the terms and conditions of this AGREEMENT, including without limitation LIXTE’s prior right of review pursuant to Section 10(B)(ii), (a) INSTITUTION has the right and is encouraged to publicly present and/or publish RESULTS in a peer-reviewed journal and (b) if RESULTS do not merit publication in a peer-reviewed journal or if INSTITUTION does not intend to publish RESULTS in a peer-reviewed journal then INSTITUTION may make the RESULTS available by an alternative means such as ClinicalStudyResults.org, which is consistent with PhRMA Principles on the Conduct of Clinical Trials Communication and Clinical Trial Results. INSTITUTION shall acknowledge LIXTE as a supporter of the Study in any such presentation, publication or distribution.

ii.	PRINCIPAL INVESTIGATOR and INSTITUTION agree not to publish, publicly present, or distribute by alternative means (as set forth in Section 10(B)(i)) any interim or final RESULTS of the STUDY, or any other information related to the STUDY or the Protocol, without the prior written review of LIXTE, as provided below. PRINCIPAL INVESTIGATOR and INSTITUTION further agree to provide thirty (30) days written notice to LIXTE prior to submission for publication, presentation or distribution to permit LIXTE to review drafts of abstracts and manuscripts for publication (including, without limitation, slides and texts of oral or other public presentations and texts of any transmission through any electronic media, e.g. any computer access system such as the Internet, World Wide Web etc., or patent application filing, collectively or individually a “PUBLIC PRESENTATION”) which report any RESULTS arising out of the STUDY. LIXTE shall have the right to review and comment, with respect to a PUBLIC PRESENTATION, including but not limited to, the data analysis and presentation and to ensure that CONFIDENTIAL INFORMATION is not disclosed in violation of this AGREEMENT and to exercise LIXTE’S rights in intellectual property and to file patent applications, as set forth herein and in the Exclusive License Agreement.

10

iii.	If the parties disagree concerning the accuracy and appropriateness of the data analysis and presentation, and/or confidentiality of LIXTE’s CONFIDENTIAL INFORMATION, INSTITUTION agrees to meet with LIXTE’s representatives at the clinical STUDY site or as otherwise agreed, prior to submission of a PUBLIC PRESENTATION, for the purpose of making good faith efforts to discuss and resolve any such issues or disagreement.

D. No PUBLIC PRESENTATION shall contain any CONFIDENTIAL INFORMATION of LIXTE and shall be confined to new discoveries and interpretations of scientific fact.

E. If LIXTE believes there is patentable subject matter contained in any PUBLIC PRESENTATION submitted for review, LIXTE shall promptly identify such subject matter to INSTITUTION. If LIXTE requests and at LIXTE’s expense, INSTITUTION shall delay such PUBLIC PRESENTATION for a reasonable period of time, up to ninety (90) days, until such patent application covering the subject matter is properly filed and shall use reasonable efforts to assist LIXTE, at LIXTE’s expense, to file such patent application.

11. STUDY DRUG

LIXTE shall make available sufficient quantities of LB-100 for Injection free of charge as reasonably necessary to carry out the STUDY, it being understood that INSTITUTION and PRINCIPAL INVESTIGATOR shall take responsibility to maintain appropriate records and assure appropriate supply, handling, storage, distribution and usage of these materials in accordance with the Protocol and any applicable laws and regulations relating thereto and that it shall not be transferred to any other person without the knowledge of LIXTE. STUDY DRUG shall be provided at no cost to STUDY subjects and may not be used for any other purpose than that stated in the Protocol. All unused materials will be returned, at LIXTE’s expense, to LIXTE or its agent by INSTITUTION at the conclusion of the STUDY or upon earlier termination of this AGREEMENT, unless written authorization to destroy or retain them is given by LIXTE. If authorization to destroy unused material is given, INSTITUTION is responsible for drug accountability and destruction according to ICH/GCP guidelines and all applicable local laws. In addition to the other requirements under this AGREEMENT and the Protocol, in the event a re-supply of STUDY DRUG is required in order to continue to conduct the STUDY in accordance with this AGREEMENT and the Protocol, it will be done conditional on LIXTE’s receipt of current IRB approval documentation.

Any use of LIXTE’s STUDY DRUG, or methods of making and using the same, which are beyond the scope of the rights set forth in this AGREEMENT shall constitute a material breach of this AGREEMENT.

11

12. Indemnification and Insurance

A. LIXTE shall indemnify, defend and hold harmless INSTITUTION, its trustees, officers, agents, faculty, directors, employees and PRINCIPAL INVESTIGATOR, (and any named co-investigator) from and against any demands, claims, actions, proceedings or costs of judgments which may be made or instituted against any of them by reason of personal injury (including death) to any person, or damage to property, arising out of or connected with the failure of the STUDY DRUG to meet product specifications or from its use or misuse of RESULTS (excluding any claim alleging that LIXTE is not permitted to use the RESULTS or claim regarding the accuracy or completeness of the RESULTS). As a precondition for such indemnity, INSTITUTION agrees: (i) to promptly notify LIXTE of any such claim, proceeding, investigation or suit; (ii) to cooperate fully with LIXTE, at LIXTE’s expense, in defending against such claim, proceeding, investigation or suit, and to tender to LIXTE the right to control the defense of the foregoing; and (iii) in the event of a proceeding or suit, to attend hearings and trials and assist in securing and giving evidence, and to use reasonable efforts to obtain the attendance of necessary and proper witnesses, the reasonable cost of which shall be reimbursed by LIXTE.

B. Notwithstanding the foregoing or anything in the Agreement to the contrary, LIXTE shall have no indemnification obligation or liability for loss or damage resulting from:

(i)	failure of INSTITUTION or PRINCIPAL INVESTIGATOR to adhere to the terms and provisions of the PROTOCOL (including agreed amendments thereto), this AGREEMENT, or LIXTE’s written recommendations and instructions relative to the administration and use of any drug substances involved in the STUDY, including, but not limited to, the STUDY DRUG, any comparative drug and any placebo;

(ii)	failure of INSTITUTION or PRINCIPAL INVESTIGATOR to comply with any INSTITUTION policies and procedures, applicable FDA or other governmental or state law, rules or regulations applicable to the performance of its obligations under this AGREEMENT;

(iii)	failure of INSTITUTION or PRINCIPAL INVESTIGATOR to conduct the STUDY in a normal, prudent manner; or

(iv)	negligent act or omission or willful misconduct by PRINCIPAL INVESTIGATOR, INSTITUTION, its trustees, officers, agents or employees related to the performance of services under this AGREEMENT.

C. A condition of LIXTE’s indemnity obligation is that, whenever PRINCIPAL INVESTIGATOR and/or INSTITUTION has information from which it may reasonably conclude an incident of bodily injury, death or property damage has occurred, INSTITUTION shall promptly give notice to LIXTE of all pertinent data surrounding such incident. In addition, PRINCIPAL INVESTIGATOR and INSTITUTION shall comply with all of their obligations with regard to adverse event reporting procedures as set forth in this AGREEMENT and the Protocol and any appendix or attachment thereto. In the event claim is made or suit is brought, INSTITUTION and PRINCIPAL INVESTIGATOR shall assist LIXTE, at LIXTE’s expense, and cooperate in the gathering of information with respect to the time, place, and circumstances and in obtaining the names and addresses of the injured parties and available witnesses. PRINCIPAL INVESTIGATOR and INSTITUTION agree to cooperate with and to authorize LIXTE to carry out sole management and defense of such claim or action. Neither PRINCIPAL INVESTIGATOR nor INSTITUTION, its trustees, officers, agents or employees shall compromise or settle any claim or action without the prior written approval of LIXTE, and LIXTE shall not compromise or settle any claim or action against INSTITUTION or PRINCIPAL INVESTIGATOR without the prior written approval of INSTITUTION.

12

D. Without limiting INSTITUTION’S and PRINCIPAL INVESTIGATOR’S obligations to comply with the terms of this Agreement, INSTITUTION agrees to be responsible for any acts or omissions caused by gross negligence or willful misconduct by INSTITUTION or PRINCIPAL INVESTIGATOR in connection with this Agreement to the extent permitted by applicable Florida law, and shall be financially and legally responsible for such liabilities, costs, damages, and expenses resulting therefrom or attributable thereto. Without limiting the foregoing or any requirements under applicable law, INSTITUTION shall have no obligation hereunder to indemnify Sponsor and/or its agents, employees and representatives. Notwithstanding, INSTITUTION’S liability is limited in accordance with Florida Statute 768.28.

E. INSTITUTION is an instrumentality of the State of Florida pursuant to Section 1004.3, Florida Statutes, and its liability is limited as set forth in Section 768.28, Florida Statutes. In addition, and without waiving its sovereign immunity, INSTITUTION shall maintain commercial insurance for no less than $1,000,000 per claim and $3,000,000 in the aggregate to insure against covered losses and damages. Upon request of LIXTE, copies of certificates evidencing such insurance coverage will be made available to LIXTE and INSTITUTION shall provide thirty (30) days’ prior written notice to LIXTE in the event of cancellation or any material change in such insurance.

F. LIXTE is responsible, at its own expense, for insurance to cover its liability exposures.

G. LIXTE shall promptly reimburse INSTITUTION for reasonable and necessary medical expenses incurred by STUDY subjects for medical care, including hospitalization, in the diagnosis and treatment of complications, injuries or illness caused by the STUDY DRUG following its administration in compliance with the PROTOCOL, which are not attributable to the negligence or misconduct of any person in the employment of INSTITUTION and that would not be expected from the standard treatment using currently approved therapies. The term “complications, injuries or illness” does not mean the natural progression of an underlying or pre-existing condition or events that would have been expected from the standard treatment using currently approved therapies for the STUDY subject’s condition. This section shall survive termination of this Agreement.

13. Inventions and Patents

A. Other than as expressly provided herein, nothing contained in this AGREEMENT shall be deemed to grant either directly or by implication, estoppel or otherwise, any license under any patents, patent applications or other proprietary interests or discoveries of either party.

13

B. Title to any and all inventions, discoveries or innovations, whether patentable or not, arising directly or indirectly in connection with the conduct of the STUDY under this AGREEMENT (“INVENTIONS”) that use or incorporate the STUDY DRUG or LIXTE’s CONFIDENTIAL INFORMATION (“LIXTE INVENTIONS”), shall be the sole and exclusive property of LIXTE. INSTITUTION shall notify LIXTE in writing with respect to any such LIXTE INVENTION within fifteen (15) business days of the date that the department that handles patent matters at INSTITUTION or PRINCIPAL INVESTIGATOR becomes aware of such LIXTE INVENTION. INSTITUTION and PRINCIPAL INVESTIGATOR hereby assign to LIXTE all rights, title and interests in and to such LIXTE INVENTIONS. LIXTE shall have the sole and exclusive right to obtain, at its option, patent protection in the United States and foreign countries on any LIXTE INVENTION. LIXTE hereby grants to INSTITUTION a limited, non-exclusive, non-transferable and non-sublicensable license under such LIXTE INVENTION, solely for internal non-commercial, academic, research and patient care purposes. All INVENTIONS other than LIXTE INVENTIONS shall be owned by INSTITUTION if invented solely by INSTITUTION and jointly owned by both Parties if jointly invented by LIXTE and INSTITUTION; provided, however, that INSTITUTION hereby grants to LIXTE a limited, non-exclusive, non-transferable and non-sublicensable license to use any such INVENTIONS. Without limiting the foregoing and upon notice to the INSTITUTION, LIXTE may elect to receive an exclusive license under such InventionS on the terms set forth in the Exclusive License Agreement between INSTITUTION and LIXTE, dated as of the Effective Date (the “Exclusive License Agreement”). Upon such election, such INVENTION is deemed to be Licensed Patent or Licensed Information, as the case may be, under the Exclusive License Agreement. Patent Application 62/287,858 entitled “Clinical Regimen for Treating Myelodysplastic Syndrome with Phosphatase Inhibitor”, filed by the parties with the United States Patent and Trademark Office prior to the date of this AGREEMENT, is a Licensed Patent under the Exclusive License Agreement and rights to such patent shall be governed by the provisions set forth in the Exclusive License Agreement and not by the terms of this AGREEMENT.

14. Notice

Whenever any notice is to be given hereunder, it shall be in writing and mailed postage prepaid by certified or registered mail, return receipt requested, or personally delivered to the appropriate party at the address indicated below, or via electronic delivery or reputable overnight service with written verification of receipt at such other place or places as either party may designate in a written notice to the other:

To INSTITUTION:	H. Lee Moffitt Cancer Center and Research Institute Hospital, Inc.
Attn: Brian Springer, Vice President Research
12902 Magnolia Drive
Tampa, Florida 33612

14

with courtesy copy to:

H. Lee Moffitt Cancer Center and Research Institute Hospital, Inc.
Attn: Office of General Counsel
Mailstop: SRB-OGC
12902 Magnolia Drive
Tampa, Florida 33612-9497

and

H. Lee Moffitt Cancer Center and Research Institute Hospital, Inc.
Attn: Director, Clinical Trial Business Office
Mailstop: MBC OCTBC
12902 Magnolia Drive
Tampa, FL 33612-9497

To PRINCIPAL INVESTIGATOR:	H. Lee Moffitt Cancer Center and Research Institute Hospital, Inc.
12902 Magnolia Drive
FOB 3rd 5.3117
Tampa, FL 33612-9497
Attn.: Rami Komrokji, MD

To LIXTE:	Lixte Biotechnology Holdings Inc.
248 Route 25A No. 2
East Setauket, NY 11733
Attn.: John S Kovach, MD

Notice shall be deemed to have been received at the earlier of receipt or five (5) days from the date of mailing (in the case of a letter).

15. Transfer and Use of SAMPLES

A. “SAMPLES” shall mean, without limitation, blood, serum, fluid and tissue biopsy samples collected from subjects enrolled in the STUDY. SAMPLES further include, without limitation, any tangible material directly or indirectly derived from such blood, fluid or tissue samples, such as: genes, gene fragments, gene sequences, proteins, protein fragments, protein sequences, DNA, and/or RNA. As between the Parties, INSTITUTION shall be the owner of SAMPLES provided by INSTITUTION to LIXTE in accordance with this Section 15.

15

B. LIXTE may receive pre-determined quantities of SAMPLES from INSTITUTION, as set forth in the Protocol, for use in research as described in the Protocol or research as otherwise approved by an IRB, provided that such research complies with all applicable laws and regulations, including, but not limited to those of HIPAA, NIH, FDA, and/or DHHS Federal Code of Regulations for the protection of human subjects (45 CFR § 46.102).

C. LIXTE shall in no way attempt to identify or contact the patients associated with the specimen(s) that make up the SAMPLES. Furthermore, LIXTE shall not attempt to obtain or otherwise acquire any additional patient identifiable information associated with the SAMPLES without the prior written consent of the INSTITUTION.

D. LIXTE acknowledges and accepts that LIXTE shall be responsible for all reasonable costs and expenses associated with the transportation of SAMPLES supplied by INSTITUTION to LIXTE, and LIXTE shall comply with all laws, regulations and requirements that apply to shipping SAMPLES.

E. Upon termination or expiration of the STUDY, whichever occurs first, the rights granted to LIXTE to receive and use the SAMPLES shall terminate immediately unless (i) the Protocol or other IRB-approved research has provision for continued analysis or re-analysis of the SAMPLES extending beyond the term of the STUDY up to a period of ten (10) years, or (ii) a separate agreement is in place between INSTITUTION and LIXTE, which agreement shall be at least as restrictive as this AGREEMENT with respect to SAMPLES.

F. The SAMPLES are provided AS IS without WARRANTIES OF ANY KIND, EITHER EXPRESSED OR IMPLIED, AS TO ANY MATTER INCLUDING, BUT NOT LIMITED TO, ACCURACY, RELIABILITY, COMPLETENESS, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, EXCLUSIVITY, RESULTS OBTAINED FROM USE, OR FREEDOM FROM PATENT, TRADEMARK, OR COPYRIGHT INFRINGEMENT.

G. LIXTE acknowledges that the SAMPLES being supplied may have unknown characteristics and may carry infectious agents. All personnel handling the SAMPLES shall be properly trained. LIXTE warrants that it has the knowledge and ability to safely handle any SAMPLES supplied to it and agrees to use prudence and care in the handling, storage, transportation and containment of the SAMPLES. All costs and expenses associated with such protective measures shall be borne by LIXTE. LIXTE shall be permitted to use an outside laboratory for carrying out studies with the SAMPLES described herein provided LIXTE has an agreement in place between LIXTE and outside laboratory at least as restrictive as this AGREEMENT with respect to the SAMPLES.

H. The obligations of the parties under this Section 15 shall survive the termination or expiration of this AGREEMENT.

16

16. Assignment

This AGREEMENT is not assignable by INSTITUTION and any attempted assignment or delegation in violation hereof shall be void. Notwithstanding the foregoing, INSTITUTION shall have the right to assign or delegate this AGREEMENT to one of its affiliates, subject to LIXTE’s written consent, such consent not to be unreasonably withheld or delayed. This Agreement, including the indemnification provisions, shall be binding upon and inure to the benefit of the parties hereto, their respective permitted successors, assigns, legal representatives and heirs.

17. Dispute Resolution

In the event of any bona fide disagreement or disputed claim of any kind or nature between the Parties arising out of or relating to this AGREEMENT or the breach, termination, enforcement, interpretation or validity thereof, the rights or obligations of the parties hereunder, or any payments due hereunder (each, a “DISPUTE”), the parties shall attempt in good faith to resolve any DISPUTE promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this AGREEMENT. Upon the occurrence of a DISPUTE, a disputing Party shall notify the other Party in writing of such DISPUTE (a “DISPUTE NOTICE”). The DISPUTE NOTICE shall include a statement of the Party’s position and a summary of arguments supporting that position, together with information reasonably necessary for the other Party to assess and respond to the subject of the DISPUTE, including copies of available supporting documents. Promptly following such DISPUTE NOTICE, the executives of both parties shall meet at a mutually acceptable time and place in good faith to attempt to resolve such DISPUTE by mutual agreement. If the DISPUTE has not been so resolved within thirty (30) days of the DISPUTE NOTICE, either Party may seek equitable and legal remedies under the court system.

18. Publicity

Neither party shall use the name of the other party (or the name of any of LIXTE’s divisions or affiliated companies) for promotional purposes without the prior written consent of the party whose name is proposed to be used; provided that, each Party acknowledges that its name, the title of the Protocol and the total funded amount may be disclosed by the other Party to comply with reporting obligations and applicable law. No news release, publicity or other public announcement, either written or oral, regarding this AGREEMENT or performance hereunder or regarding results arising from the STUDY, shall be made by INSTITUTION without the prior written approval of LIXTE.

19. AGREEMENT Modifications

This AGREEMENT may not be altered, amended or modified except by written document signed by both parties.

20. Severability

If any term or condition of this AGREEMENT, the deletion of which would not adversely affect the receipt of any material benefit by either party hereunder, shall be held illegal, invalid or unenforceable, the remaining terms and conditions of this AGREEMENT shall not be affected thereby and such terms and conditions shall be valid and enforceable to the fullest extent permitted by law.

17

21. No Waiver

Failure on the part of LIXTE or INSTITUTION to exercise or enforce any right conferred upon it hereunder shall not be deemed to be a waiver of any such right nor operate to bar the exercise or enforcement thereof at any time or times thereafter.

22. Force Majeure

Noncompliance by either party with the obligations of this AGREEMENT due to force majeure, (laws or regulations of any government, war, civil commotion, destruction of production facilities and materials, fire, flood, earthquake or storm, labor disturbances, shortage of materials, failure of public utilities or common carriers), or any other causes beyond the reasonable control of the applicable party, shall not constitute breach of this AGREEMENT and such party shall be excused from performance hereunder to the extent and for the duration of such prevention, provided it first notifies the other party in writing of such prevention and that it uses reasonable efforts to cause the event of the force majeure to terminate, be cured or otherwise ended.

23. Entire Understanding

This AGREEMENT, including the Protocol, constitutes the entire agreement and sets forth the understanding between the parties herein, and cannot be changed or amended except by written agreement executed by the parties. In the event of any inconsistency in this AGREEMENT, the inconsistency shall be resolved by giving precedence first, to the Articles of this AGREEMENT, and then, to the Protocol. The Parties agree that this AGREEMENT may be executed and delivered by facsimile, electronic mail, internet, or any other suitable electronic means, and the Parties agree that signatures delivered by any of the aforementioned means shall be deemed to be original, valid, and binding upon the Parties.

[REMAINDER OF PAGE BLANK; SIGNATURE PAGE IMMEDIATELY FOLLOWS]

18

IN WITNESS WHEREOF, the parties have caused this AGREEMENT to be executed, by duly authorized representatives, as of the last date written below.

H. Lee Moffitt Cancer Center and Research Institute Hospital, Inc.		Lixte Biotechnology Holdings, Inc.

BY:		BY:

NAME:	John Musser	NAME:	John S. Kovach, MD

TITLE:	Director, Clinical Trial Business Office	TITLE:	President & CEO

DATE:		DATE:

AGREED AND ACCEPTED:

BY:

NAME:	Rami Komrokji

TITLE:	PRINCIPAL INVESTIGATOR

DATE:

19

EXHIBIT A

A Ph1b/2 Study Evaluating the Safety and Efficacy of Intravenous LB-100 in Patients with Low or Intermediate-1 Risk Myelodysplastic Syndromes (MDS) who had Disease Progression or are Intolerant to Prior Therapy.

The PROTOCOL is to be attached hereto and made a part hereof.

20

Table of Contents

1.	OBJECTIVES	9

2.	BACKGROUND	10

3.	STUDY ENDPOINTS	15

4.	INCLUSION / EXCLUSION CRITERIA	16

5.	STUDY DESIGN INCLUDING DLT INFORMATION	18

6.	TREATMENT PLAN	20

7.	DURATION OF THERAPY	22

8.	DURATION OF FOLLOW-UP	22

9.	CRITERIA FOR REMOVAL FROM STUDY	22

10.	DOSING DELAYS/MODIFICATIONS	24

11.	ADVERSE EVENTS: REPORTING REQUIREMENTS	26

12.	PHARMACEUTICAL INFORMATION	33

13.	STUDY CALENDAR	33

14.	MEASUREMENT OF EFFECT	38

15.	STATISTICAL CONSIDERATIONS	39

16.	PHARMACOKINETICS	43

17.	LABORATORY CORRELATES	43

18.	REGULATORY CONSIDERATIONS	45

19.	REFERENCES	49

20.	APPENDIX A: ECOG PERFORMANCE STATUS	50

21.	APPENDIX B: IWG 2006 RESPONSE CRITERIA	51

22.	APPENDIX C: IPSS	52

23.	APPENDIX D: WHO CLASSIFICATION OF MDS	53

21

Protocol Synopsis

Title: A Phase 1b/2 Study Evaluating the Safety and Efficacy of Intravenous LB-100 in Patients with Low or Intermediate-1 Risk Myelodysplastic Syndromes (MDS) who had Disease Progression or are Intolerant to Prior Therapy

Study	Primary Objective (Phase1b):
Objectives
	1.	To determine the maximum tolerated dose (MTD) and recommended Phase 2 dose (RP2D) of LB-100 as determined by dose-limiting toxicities (DLTs)

Primary Objective (Phase 2):

	2.	To estimate overall best response rates of LB-100 using standard international working group (IWG) 2006 response criteria

Secondary Objectives (Phase 1b and 2):

	3.	To characterize the plasma pharmacokinetics (PK) of LB-100 (Phase 1b only)
	4.	To evaluate the effect of LB-100 on the hematologic and cytogenetic response in patients with deletion 5q (del(5q)) MDS
	5.	To estimate the duration of response
	6.	To estimate the time to AML transformation of subjects on LB-100
	7.	To characterize in vivo LB-100 target inhibition
	8.	To characterize the effect of LB-100 treatment on erythropoietin signaling
	9.	To determine whether recurrent genetic mutations are predictive of LB-100 response

Study Endpoints	Primary
		1.	Phase 1b: In the first 2 cycles, the occurrence of DLTs, as defined below, graded according to the National Cancer Institute Common Terminology Criteria for Adverse Events (NCI CTCAE), Version 5.
2.

Phase 2: Achievement of hematological improvement (HI) and/or cytogenetic response by the IWG 2006 criteria (see appendix B). Patients who achieve such a response will be categorized as “responders” and the rest of the patients will be categorized as non-responders.

Secondary
		3.	Plasma concentrations within Phase 1b patient cohort only
		4.	The response of MDS patients with del(5q) who achieve HI and/or cytogenetic response.
		5.	Duration of response defined as the time from achievement of HI, PR, CR, mCR until progression of disease or death due to disease.
		6.	Acute myeloid leukemia (AML) transformation according to World Health Organization (WHO) criteria (see Appendix B).
7.

PP2A activity measured via Active PP2A assay kit in peripheral blood before and after LB-100 administration and assess downstream target inhibition in phosphorylation of PP2A substrates (e.g. CDC25C, MDM2, AKT) and p53 expression by immunohistochemistry (IHC) in bone marrow (BM) samples.

		8.	Erythropoietin-induced STAT5 activation in erythroid progenitors as measured by flow cytometry.
9.

Determine recurrent gene mutations in ABL1, ASXL1, CBL, CEBPA, CSF3R, CUX1, DNMT3A, ETV6, EZH2, FLT3, IDH1, IDH2, IKZF1, JAK2, KIT, KRAS, MLL, MPL, MYD88, NPM1, NRAS, PHF6, RUNX1, SETBP1, SF3B1, SH2B3, SRSF2, TET2, TP53, U2AF1, WT1, and ZRSR2 at study entry and end of treatment.

22

[***]

23

EXHIBIT B

BUDGET AND PAYMENT TERMS

Sponsor:	Lixte Biotechnology Holdings, Inc.
Protocol TITLE:	A Ph1b/2 Study Evaluating the Safety and Efficacy of Intravenous LB-100 in Patients with Low or Intermediate-1 Risk Myelodysplastic Syndromes (MDS) who had Disease Progression or are Intolerant to Prior Therapy

[***]

24